Exhibit 99.3

Schedule of Reconciliation of Non-GAAP to GAAP Financial Information

In the fourth quarter of 2007, we recorded restructuring and impairment charges in connection with previously announced plant closings and production line rationalizations, as well as costs associated with the recent divisional reorganization. In addition, in the fourth quarter of 2006, we recorded restructuring and impairment charges in conjunction with consolidating the manufacturing network at Frito Lay by closing two plants in the U.S., and rationalizing other assets, to increase manufacturing productivity and supply chain efficiencies.

Operating profit excluding the the impact of restructuring and impairment charges is not a measure defined by generally accepted accounting principles. However, we believe investors should consider this measure as it is more indicative of our ongoing performance and how management evaluates our operational results and trends.

Operating Profit Reconciliation ($ in millions and unaudited)	2007	2006	Growth
Total PepsiCo Reported Operating Profit	$7,170	$6,502	10%
Restructuring and Impairment Charges	102	67

Total Operating Profit Excluding above Item	$7,272	$6,569	11%